THE READER'S DIGEST EXECUTIVE RETIREMENT PLAN
         (Effective As of July 1, 1992)

                     As amended by
       Amendment No. 1, effective July 8, 1994
       Amendment No. 2, effective July 1, 1995
       Amendment No. 3, effective October 16, 1995
       Amendment No. 4, adopted October 10, 1996

                      TABLE OF CONTENTS

ITEM                                    ARTICLE       PAGE

DEFINITIONS                                1            1

ELIGIBILITY AND PARTICIPATION              2            4

TERMINATION OF EMPLOYMENT                  3            5

AMOUNT OF RETIREMENT INCOME BENEFIT        4            5

MODES AND TIME OF BENEFIT PAYMENT          5            7

DEATH BENEFIT                              6            8

MEDICAL BENEFITS                           7            9

TOTAL DISABILITY                           8            9

GENERAL PROVISIONS                         9           10

      The Reader's Digest Executive Retirement Plan


     Effective as of July 1, 1992, The Reader's Digest
Executive Retirement Plan has been adopted by the Board of Directors of The Reader's Digest Association, Inc. to read as follows:


                        ARTICLE 1

                       Definitions

     The following words and phrases as used herein shall have the following meanings, unless a different meaning is plainly required by the context:


BENEFICIARY:        The person or persons (including a trust
                    or estate) who are entitled to receive
                    any benefits under the Plan by reason
                    of the death of a Participant.

BOARD:              The Board of Directors of The Reader's Digest
                    Association, Inc.

COMPANY:            The Reader's
                    Digest Association, Inc. or any
                    successor corporation by merger,
                    purchase, consolidation or otherwise.

COMPENSATION        The compensation committee appointed
COMMITTEE:          by Board of Directors

EARLY RETIREMENT    The first day of any month coincident with or subsequent to
DATE:               a Participant's (i) attainment of age fifty-five (55) and
                   (ii) completion of Periods of Service plus
                    attainment of an age which, when added together, equal or exceed sixty-five (65).

EMPLOYER:           The Company and
                    any subsidiary of the Company which,
                    with the approval of the Board and
                    subject to such conditions as the
                    Board may impose, adopts this Plan,
                    and any successor or successors of any
                    of them. For purposes of this Plan, a
                    subsidiary shall include any
                    corporation at least fifty-one percent
                    (51%) of the voting stock of which is
                    owned by the Company or its
                    stockholders or by one or more
                    corporations fifty-one percent (51%)
                    of the voting stock of which is owned
                    by the Company or its stockholders.

ENHANCED            The enhanced retirement benefits
RETIREMENT          payable to Participants and their joint
BENEFITS:           or contingent annuitants and
                    Beneficiaries in accordance with the
                    applicable provisions of this Plan.

EXCESS PLAN:        The Excess Benefit Retirement Plan of
                    The Reader's Digest Association, Inc.,
                    effective January 1, 1976 as may be
                    amended and restated from time to
                    time.

EXCESS PLAN         The benefit under the Excess Plan expressed as a single life
BENEFIT             annuity for the life of the Participant calculated as of
                    the Participant's benefit commencement date under the Plan.

MANAGEMENT          Any compensation award under The
INCENTIVE BONUS:    Reader's Digest Association, Inc.
                    Management Incentive Compensation
                    Plan, or any similar or equivalent
                    plan.

NORMAL              The first day of the month coincident with or next following
RETIREMENT DATE:    a Participant's 65th birthday.

PLAN:               The Reader's Digest Executive Retirement
                    Plan, effective July 1, 1992 as may be
                    amended and restated from time to
                    time.

PARTICIPANT:        An individual who participates in the
                    Plan in accordance with the terms
                    herein.

POSTPONED           The first day of the month coincident with or next following
RETIREMENT DATE:    a Participant's termination of employment after his Normal
                    Retirement Date.

PROFIT SHARING      The Reader's Digest Employees Profit-Sharing Plan,
PLAN:               effective January 1, 1963 and as restated as of July 1, 1992 and as may be further amended and restated from time to time.


PROFIT SHARING      Beginning with the fiscal year
PLAN BENEFIT:       commencing on July 1, 1989 and for
                    each fiscal year thereafter, the sum of (1) the amount of employer contributions under the Profit Sharing Plan allocated to the Participant and contribution equivalents under the
                    Profit-Sharing Benefit Restoration
                    Plan of The Reader's Digest
                    Association, Inc. which exceeds 6% of
                    the sum of the Participant's (i)
                    annual base salary and (ii) Management
                    Incentive Bonus and (2) the amount in
                    (1) above multiplied by 8% per year
                    for each year prior to the
                    Participant's benefit commencement
                    date under the Plan, expressed as a
                    single life annuity for the life of
                    the participant based on an 8%
                    interest rate and the PBGC mortality
                    tables for healthy males calculated as
                    of the Participant's benefit
                    commencement date under the Plan.

RETIREMENT INCOME   The retirement benefits payable to Participants and their
BENEFIT:            joint or contingent annuitants and Beneficiaries in
                    accordance with the applicable provisions of this Plan.

RETIREMENT PLAN:    The  Reader's  Digest Association, Inc.
                    Retirement  Plan or QSP, Inc.
                    Retirement Plan, as restated as of
                    July 1, 1992 and as such plans may be
                    further amended and restated from time
                    to time.

RETIREMENT PLAN     The benefit payable to the Participant
BENEFIT:            under the Retirement Plan and any
                    retirement plan of any subsidiary of
                    the Company expressed as a single life
                    annuity for the life of the
                    Participant calculated as of the
                    Participant's benefit commencement
                    date under the Plan.

RETIREMENT SALARY:  The  average  annual  regular  or
                    basic salary  of  a Participant and
                    Management Incentive  Bonus including
                    all  amounts contributed by the
                    Employer on behalf of the  Participant
                    under a cafeteria  plan as  described
                    in  Section  125  of  the Internal
                    Revenue  Code  of  1986, as
                    amended   (the  "Code"),  but
                    excluding severance  pay, bonuses
                    which  are  not Management
                    Incentive  Bonuses, contributions
                    made  under   any   other deferred
                    compensation plan on behalf  of a
                    Participant    or    other    extra
                    compensation, during the three
                    consecutive years in the last ten
                    years of  employment  which are
                    counted  under the
                    Retirement  Plan  (or  fewer,    if
                    applicable)  which provides the
                    highest such  average.   For  purposes
                    of  this definition,  the  Management
                    Incentive Bonus  shall be determined
                    by  reference to  amounts payable with
                    respect to  the same period for which
                    the annual regular or basic salary is
                    determined.

SERP AGREEMENT:     The   Supplemental  Retirement Benefit
                    Agreements  as pertaining to
                    individual Participants.

SERP AGREEMENT      The retirement benefit payable in the
BENEFIT:            form   of  a  15  year  certain annuity
                    calculated   as   of  the Participant's benefit
                    commencement date specified  in the
                    SERP  Agreement,  reduced  by  the
                    annual benefit which would be payable
                    in the  form  of a 15 year certain
                    annuity calculated   as   of  the
                    Participant's benefit commencement
                    date under the Plan and  which  is
                    attributable  solely  to employee
                    contributions using an  annual
                    interest assumption of 8%.


SPOUSE: The spouse of Participant who is legally married to the Participant on the earlier of
                    (i) the date of the Participant's
                    death, or (ii) the Participant's benefit commencement date.

TOTAL DISABILITY:   The period during which an individual
                    has a total disability as provided
                    under The Reader's Digest Association,
                    Inc. Long Term Disability Plan.

      All terms not defined herein shall have the same meanings as set forth in the Retirement Plan.

                         ARTICLE 2

                Eligibility and Participation

     Section 2.1    Unless otherwise determined by the
Board or the Compensation Committee, eligibility to participate in the Plan shall be determined from time to time by the
Senior Vice  President, Human Resources, with the approval
of  the Chief  Executive Officer, in their discretion, but
shall  be limited to senior officers, senior management
and other  key employees  of  an  Employer.  Each
Employee  who  has  been designated  to  participate  in
the  Plan  shall   commence participation on the date of
his designation.

      Section  2.2     When  an  Employee  first  becomes
a Participant  in  the Plan, the Senior Vice President,
Human Resources may notify him promptly of that fact and of his rights hereunder.


      Section  2.3     Participants  eligible  for
Enhanced Retirement Benefits shall be those Participants in positions at salary grade level 20 and higher designated from time to time by the Senior Vice
President, Human  Resources  and approved by the Chief
Executive Officer.




                         ARTICLE 3

                 Termination of Employment

      Section 3.1    If a Participant's employment with
the Employer  is  terminated prior to his Early Retirement
Date other  than  by  reason  of death or  Total
Disability,  no benefits shall be provided hereunder.

      Section 3.2    If a Participant's employment with
the Employer  is  terminated on or after his  Normal
Retirement Date,  he shall be entitled to the benefits
under the  Plan. If   a   Participant's  employment  with
the  Employer   is terminated on or after his Early
Retirement Date but before his Normal Retirement Date, he shall be entitled to the benefits under the Plan only with the consent of the Compensation Committee.

      Section 3.3    If a Participant's employment with
the Employer is terminated by reason of death, his Spouse shall be entitled to the benefits under Article 6.


     Section 3.4    If a Participant's employment with the
Employer is terminated by reason of a Total Disability on or after October 1, 1996, he shall be entitled to the benefits under Article 8.

                         ARTICLE 4

             Amount of Retirement Income Benefit

       Section   4.1      Normal  Retirement   Benefit.

A Participant's  annual rate of Retirement Income  Benefit
in the  form  of  a  single life annuity for the  life  of
the Participant commencing on his Normal Retirement  Date
shall be  equal  to  (1)(i) three percent (3%) of
his  Retirement Salary  multiplied  by his years or fractions  of  years of Credited Service for the first fifteen (15) years plus
(ii) one  percent  (1%) multiplied by his years or
fractions  of years  of Credited Service for each of the
next twenty  (20) years,  offset  by  (2)  the sum of such
Participant's  (i) Retirement  Plan  Benefit, (ii) Excess
Plan  Benefit,  (iii) SERP   Agreement  Benefit  with
respect  to  persons   who terminated  employment prior to October  1,  1996
and (iv) Profit Sharing Plan Benefit. For persons terminating on or after October 1, 1996, the SERP Agreement
Benefit  shall annually  offset the Retirement Income
Benefit provided in this Article for fifteen (15) years, commencing with the first year during which the Retirement Income
Benefits hereunder are being paid.

     Section 4.2    Early Retirement Benefit.  A
Participant who retires before his Normal Retirement Date but on or after his Early Retirement Date and who is otherwise entitled  to  a  benefit under the Plan may
elect  with  the consent  of  the  Compensation  Committee
to  receive   the Retirement Income Benefit described in
this Article prior to his Normal Retirement Date. The amounts under Section 4.1(1) shall be reduced by .4167 percent
(.004167) for each month by which the Participant's benefits commencement date under this Plan precedes the Participant's attainment of age 62.

      Section  4.3     Postponed  Retirement  Benefit.

Any Participant who continues in the employ of the Employer after Normal Retirement Date shall not be entitled to receive his Retirement Income Benefit until he actually retires. A Participant who continues in the employ of the Employer beyond the Normal Retirement
Date shall have his Retirement Income Benefit determined by counting all years or fractions of years of Credited Service and for purposes of determining the Retirement
Salary of such Participant all periods of employment with the Employer shall be taken into account.


       Section  4.4     Enhanced  Retirement  Benefit.

For purposes  of  Article 4, a Participant who is  eligible
for Enhanced  Retirement  Benefits  shall  be  entitled
to an additional year of Credited Service for each completed year of  Period  of  Service beginning after four full
years of Credited  Service  but only to the extent the
Participant's age at date of hire by the Employer or
Affiliate exceeds 45 and  only  to  the extent Credited Service is less  than
20 years.   Additional  years of Credited  Service  under
this Section  4.4   shall  not  be  included  for
purposes of determining   eligibility  for  retirement   at   an
Early Retirement Date.





                         ARTICLE 5

              Modes and Time of Benefit Payment

      Section  5.1     If  a Participant or  Beneficiary
is entitled  to a benefit hereunder, the Compensation
Committee shall  in  its  sole discretion determine  to  pay  to such Participant  a  series of payments in one of  the
forms  of payment  permitted  under Article 6 of the
Retirement  Plan (excluding any lump sum payment option,
except as  described herein), with the payments under the
selected form having an aggregate  value  actuarially
equivalent  to  such   amount payable under Article 4 of
this Plan, based on the actuarial equivalent factors as
defined in the Retirement  Plan.  The
Compensation   Committee  shall  in  its   sole
discretion determine  when  such  payments  shall  commence;
provided, however,  that in no event shall benefits
hereunder commence later   than  one  year  after  the
Participant  terminates employment  with  the  Employer
after attainment  of  Normal Retirement    Date    or
Postponed    Retirement    Date. Notwithstanding  the
foregoing, the Compensation  Committee may, in its sole
discretion, accelerate the remaining unpaid portion of
such payments into one or more payments having in the
aggregate an equivalent actuarial value, based  on  the
PBGC  mortality  tables for healthy males  and  one
hundred twenty  (120)  percent of the PBGC immediate
interest  rate then  in  effect.   If  a Participant  who
is  receiving  a Retirement  Income Benefit or who has
previously received  a Retirement Income Benefit shall
return to the employ of  the Employer  as an Employee and
such employment is substantial, the Retirement Income
Benefit shall cease for as long as  he continues  to be so
employed.  Upon a subsequent termination of  employment
with  the Employer,  the  Retirement  Income Benefit  of
such Employee shall be recomputed based  on  his
Retirement Salary and years or fraction of years of
Credited Service  prior and subsequent to his re-
employment date  and reduced by the Retirement Income
Benefit previously received by  him.       In determining
such previously received  benefit,
equivalent  actuarial  value shall  be  based  on  the
PBGC mortality  tables for healthy males and one  hundred
twenty (120)  percent of the PBGC immediate interest rate
then  in effect.      For  purposes  of  this  Article,
an Employee's employment with the Employer shall be substantial if he renders forty (40) or more Hours of Service (except for Hours of Service credited as a result of back pay) in a calendar month.

                         ARTICLE 6

                       Death Benefit

      Section 6.1    In the event of a married
Participant's death while in the employ of the Employer prior to his benefit commencement date under the Plan after attainment of age fifty-five (55) and the completion of a five-year Period of Service (without regard to any break-in-service rules applicable under the Retirement
Plan), his Spouse shall receive, commencing on the first working day of the month following the Participant's death, the benefit under the Plan in the form and amount such Spouse would otherwise have received under the 50% qualified joint and survivor annuity form if the Participant had terminated employment with the Employer on the day before his death and had been entitled to benefits under the Plan at the time of termination in the form of a 50% qualified joint and survivor annuity.

      Section  6.2    In the event of a Participant's
death after   benefits   under  the  Plan  have   commenced,
his Beneficiary shall receive any amounts provided under the form of payment under which the Participant was receiving such benefits at the time of his death.


                         ARTICLE 7

                     Medical Benefits

     Section 7.1    If any Participant terminates
employment
with  the  Employer on or after his Early  Retirement
Date, such Participant and his Spouse with the consent of the Compensation Committee shall be eligible to receive the benefits provided under The Reader's
Digest  Association, Inc.  Medical  and  Dental Expense
Plan  for  Retirees  and Disabled Individuals (the
"Retiree Health Plan") as if the Participant had met the eligibility requirements under such plan, provided that the Participant or Spouse makes the contributions required under such plan.

      Section 7.2    If a married Participant dies while
in the employ of the Employer prior to his benefit
commencement date under the Plan after attaining age fifty-
five (55)  and the  completion  of a five-year Period of
Service  (without regard  to  any break-in-service rules
applicable under  the Retirement  Plan), his Spouse shall
be eligible  to  receive the  benefits provided under the
Retiree Health Plan  as  if the  Participant  had  retired
prior  to  his  death  having satisfied   the  eligibility
requirements  of  such   plan, provided  that such Spouse
makes the contributions  required under such plan.

      Section 7.3    If a married Participant dies
following the    Participant's  retirement  from  the
Employer   after
attaining his Early Retirement Date, his Spouse shall be eligible to receive the benefits provided under the Retiree Health Plan as if the Participant had retired prior to his death having satisfied the eligibility requirements of such plan, provided that such Spouse makes the contributions required under such plan.

                         ARTICLE 8
                     Total Disability

      Section  8.1    If a Participant terminates
employment by reason of a Total Disability on or after October 1,
1996, he  shall be entitled to an annual disability benefit of
60% of  the average of the Management Incentive Bonus paid
with respect to the three years prior to the fiscal year
in which he had a Total Disability up to a maximum benefit
of $24,000 per  month.    The disability benefit will be
paid until  the
earliest  to  occur of (i) laps of five (5) years  from
the date      of such termination of employment, (ii)
attainment  of
age  65,  or  (iii)  termination of Total Disability.

This benefit shall be in addition to any benefit paid under The Reader's Digest Long-Term Disability Plan.

      Section 8.2    If a Participant dies during the
period when payments are being made under Section 8.1, his Spouse may receive the benefit specified in Section 6.1.

     Section 8.3    If a Participant has an Early
Retirement Date or Normal Retirement Date during the period when payments are being made under Section 8.1, he shall be eligible for Retirement Income Benefits as provided herein.


                         ARTICLE 9

                    General Provisions


       Section  9.1     The  Employer  shall  only  have
a contractual obligation to make payments to the Participant or Beneficiary, as applicable, referred to herein when due, and the amounts of such payments shall not be held in trust for the Participant or Beneficiary, as applicable, but shall be paid from the general assets of the Employer. This Plan is intended to constitute an unfunded plan and no assets shall be segregated or earmarked in respect of any amount due hereunder.

      Section  9.2    Nothing contained herein shall
confer any right on a Participant to be continued in the employ of the Company or any other Employer, or as a limitation
of the right          of   the  Company  or  Employer  to
discharge any Participant with or without cause, nor shall anything herein affect the right of the Participant to participate in and receive  benefits under and in accordance with any
pension, profit sharing, incentive compensation or other
benefit plan or  program  of  any  Employer.   Nothing
herein shall be construed as a contract of employment between the Employer and any Participant.

      Section  9.3     This Plan shall be binding  upon
any successor to or purchaser of substantially all the assets of the Company or an Employer with respect to such Employer's Employees. The
Board reserves the right at any time and from time to time to modify, amend or terminate in whole or in part any or all of the provisions of the Plan.

Upon any such termination of this Plan, the Company may in its sole discretion accelerate payment of all benefits that are in pay status on the date of termination and benefits to which a Participant or Beneficiary, as applicable, would be entitled under the terms of the Plan then in effect based on events which occur prior to the date of termination of the Plan.

In no event, however, shall any modification, amendment or plan termination by the Board deprive any Participant or Beneficiary, as applicable, of any amount which is payable to such person under the Plan by reason of the Participant's attainment of age 65 or death prior to such modification, termination or amendment.

     Section 9.4    No right or interest of a Participant
subject to   voluntary  or  involuntary  alienation,
assignment  or transfer of any kind.

      Section 9.5    The administration of this Plan and
the interpretation  thereof, including the authority  to
decide all   questions  that  arise  thereunder,   shall
be  the responsibility of the Compensation Committee or  such other person  or  entity  as  the Company  shall
designate.   The decisions and interpretations of such administrator  of the Plan  shall  be  final and binding upon each  Employer
that shall    have  adopted this Plan, Employees of such
Employers, each Participant and his Beneficiary, and other interested parties.

      Section  9.6     The Company shall have the  right
to deduct from any payment to be made pursuant to this Plan any Federal, state, local or other taxes required by law to be withheld.

      Section  9.7    If any payment to be made  under
this Plan is to be made on account of a Participant who was employed by an Employer that shall have adopted this Plan, other than the Company, the cost of such benefit payment shall be borne by the Employer of the Employee.

      Section 9.8    This Plan shall be construed,
regulated and administered for all purposes according to the laws of the State of New York and the United States.

      Section 9.9    No member of the Board, no Employee
and no member of the  Compensation  Committee   (nor   the
Compensation Committee itself) shall be liable for any act or action hereunder, including acts of omission or commission, by any other member or Employee or by any agent to whom duties in connection with the administration of the Plan have been delegated or, except in circumstances involving bad faith, gross negligence or fraud, for anything done or omitted to be done by himself.

     Section 9.10   Wherever any words are used in this
Plan in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply.

     Section 9.11   In the event any provision of this
Plan, if   challenged,  would  be  declared  invalid,  illegal
or unenforceable,  such  provision  shall  be   construed
and enforced as if it had been more narrowly drawn so as not to be illegal, invalid or unenforceable and the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby.